Exhibit 10.1

Hilb Rogal & Hobbs Company

2005 Corporate Incentive Plan

STRATEGY

This plan has been formulated to focus the performance of selected corporate headquarters and field operations staff on achievements critical to the financial success of HRH.  Total emphasis is placed on the company achieving an increase in operating earnings per share.  A portion of the incentive will be distributed from the discretionary pool based on performance criteria determined by the Chairman and Chief Executive Officer (Chairman) and President and Chief Operating Officer (President).

ELIGIBILITY

All senior corporate officers and regional directors reporting directly to the Chairman and Chief Executive Officer, President and Chief Operating Officer or Executive Vice President – Finance & Administration are normally nominated to participate in the plan.  Final eligibility is determined and approved by the Chairman and President.

INCENTIVE BONUS POOL

A bonus pool will be generated based on the company achieving at least a XX% increase in operating earnings per share as shown in the chart below.   The bonus pool will be fully accrued. The pool will be distributed to participants based on a formula and on a discretionary basis. Approximately 70% of the pool will be distributed based on formula and approximately 30% on a discretionary basis.

Operating Earnings Per Share	2005 Bonus Pool

[Table Omitted]

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INCENTIVE BONUS TARGETS

The following incentive bonus targets have been established for the CIP participants for 2005.

[Table Omitted]

The total targets of all participants equal approximately 70% of the total incentive pool.   The remaining 30% of the pool is distributed on a discretionary basis by the Chairman.

The target bonus for employees entering the plan during the year will be adjusted on a pro rata basis to reflect the period of time they are in the plan. The target bonus for employees promoted during the year will be increased to the new target bonus for the new position. The bonus pool will be adjusted to reflect these adjustments.

OBJECTIVES

All participants will have their entire target bonus paid based on the achievement of an increase in the company’s operating earnings per share. The amount the participant receives from the discretionary pool is based on the participant’s contribution to the success of the company as determined by the Chairman.

           Base Target

Objectives

Weighting

Operating Earnings per Share Increase

    100%

(2)

OBJECTIVE  DEFINITIONS AND LEVERAGE TABLES

Operating Earnings per Share Increase is the percentage increase in operating earnings per share from 2004 to 2005, excluding the effect of certain non-recurring items, as determined by the Chairman and upon approval of the Compensation Committee of the Board of Directors (Compensation Committee). The 2005 standard to earn 100% of this portion of the target bonus is XX%.  Payouts for performance between XX% and XX% and above XX% increase in operating earnings per share are formula driven but the payout is totally discretionary and will be determined by the Chairman and President with approval of the Compensation Committee of the Board.  Payouts above XX% increase in operating earnings per share are for extraordinary performance in relation to peer group results.

PAYMENTS FROM THE DISCRETIONARY POOL

100% of the incentive pool will be distributed on a discretionary basis between XX% and XX% increases in operating earnings per share.  The incentive pool generated for increases in operating earnings per share above XX% will be distributed approximately 70% on a formula basis and approximately 30% on a discretionary basis.   The amount, if any, of the discretionary pool to be paid, will be determined by the Chairman. The discretionary pool may be distributed by the Chairman based on the participant’s individual contribution to the company’s success. The Chairman and President will use factors such as regional profit margin and growth, implementation of the strategic plan, reducing non-value added expense, contribution to operating earnings per share growth, completion of assigned special projects, etc. in determining each participant’s portion of the discretionary pool.

ADMINISTRATION

Payment - Bonuses will not be paid to any participant who is not a full time, active employee on the date the bonus is payable except in the case of an approved retirement, disability or in the case of death. In these instances a pro rated portion of the bonus will be paid based on the time employed during the year.   Employees who voluntarily terminate their employment prior to the incentive award payout will forfeit the opportunity to earn an incentive award.

Maximum payout - The bonus earned under this plan cannot exceed 200% of the participant’s base salary.

Cash Distribution of Incentive Payment - All awards will be paid in cash in the first quarter of 2006. Participants may elect to defer receipt of all or a portion of their incentive award as provided under the Executive Voluntary Deferral Plan.

New Hires, Transfers, Promotions - Individuals hired, promoted or transferred into an eligible position during the plan year will be eligible for a prorated award based on the time employed in the position during the year.

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Plan Design Criteria - The plan has been designed to operate in a normal business environment. If unusual business conditions occur that either generate unusually high or low increases in operating earnings per share, the Plan may be amended to take those conditions into consideration.

Approvals - The Chairman will administer the Plan and has the authority to interpret the provisions of the plan and to make any rules and regulations necessary to administer the plan in his sole discretion. All incentive award payments under this plan are subject to the approval of the Chairman with review and consultation of the Compensation Committee. Payments made to inside Board members other than the Chairman are subject to approval of the Compensation Committee.  The Board of Directors must approve the Chairman’s incentive award.

Nothing in this plan shall constitute an agreement by HRH to employ participants for a fixed term. The participants shall remain at-will employees of HRH.

HRH expects to continue this plan indefinitely, but reserves the right to change or terminate the plan at any time.

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